Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE

dated as of February 7, 2014

among

Black Knight InfoServ, LLC

Black Knight Lending Solutions, Inc.

and U.S. Bank National Association,

as Trustee

5.75%

Senior Notes due

2023

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of February 7, 2014, among Black Knight InfoServ, LLC, a Delaware limited liability company (formerly, Lender Processing Services, Inc., a Delaware corporation (the “Company”)), Black Knight Lending Solutions, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Co-Issuer” and, together with the Company, the “Issuers”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Senior Notes Indenture, dated as of October 12, 2012 (the “Base Indenture”), relating to the Company’s 5.75% Senior Notes due 2023 (the “Notes”), as amended by the Supplemental Indenture, dated as of January 2, 2014, by and among the Issuers, Fidelity National Financial, Inc., as the parent guarantor thereunder (the “Parent Guarantor”) and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, the Issuers desire to further amend the Indenture to permit the Issuers to provide reports and information of the Parent Guarantor in lieu of providing such reports and information of the Company and to make other related changes to the financial reporting covenant contained in the Indenture (the “Proposed Amendments”);

WHEREAS, Section 9.02 of the Indenture provides, in part, that the Issuers and the Trustee may amend or supplement the Indenture or the Notes with the consent of Holders of a majority in principal amount of the outstanding Notes (the “Requisite Consent”);

WHEREAS, the Issuers previously distributed a consent solicitation statement (the “Statement”) and the accompanying letter of consent, each dated January 28, 2014, to the Holders of the Notes to solicit their consent to the Proposed Amendments as described in the Statement;

WHEREAS, the Issuers have received the Requisite Consents to the Proposed Amendments;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.01. Defined Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.01. Amendments to Indenture. Section 4.16. Section 4.16, Financial Reports, of the Indenture is hereby amended to:

(a) delete the last paragraph of Section 4.16(a) in its entirety; and

(b) insert the following new clause (f) at the end of such Section 4.16 immediately after clause (e):

“(f) Notwithstanding the foregoing, the reports required to be provided pursuant to clause (a) above may be those of the Parent Guarantor rather than those of the Company or the Co-Issuer so long as the Parent Guarantor’s Note Guaranty remains in effect. The Issuers shall be deemed to have provided all required reports and information of the Parent Guarantor to the Trustee and the Noteholders as required by this Section 4.16 if the Parent Guarantor has filed such reports and information with the SEC via the EDGAR filing system and such reports are publicly available. In the event the Parent Guarantor is no longer subject to the filing requirements of the Exchange Act, the Parent Guarantor shall not be required to file such reports with the SEC but the Issuers shall be deemed to have satisfied the obligations under this Section 4.16(f) if the Issuers post such reports and information of the Parent Guarantor on a publicly available website or on Intralinks or any comparable password protected online data system that may require a confidentiality acknowledgement; provided, that the Issuers shall make readily available any password or other login information to any Noteholder. So long as the Parent Guarantor’s Note Guaranty remains in effect, no reports or other information of the Company, the Co-Issuer, any Guarantor (other than the Parent Guarantor) or any other Subsidiary of the Company shall be required to be provided pursuant to this Section 4.16 to the Trustee, any Noteholder or any other Person.”

Section 3.01. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.01. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.01. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Section 6.01. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.01. Counterparts. This Supplemental Indenture may be signed in multiple counterparts which together will constitute one and the same instrument.

Section 8.01. Separability. In case any one or more of the provisions contained in the Indenture or this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture or this Supplemental Indenture, but the Indenture or this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.01. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Noteholders, any benefit or any legal or equitable right, remedy, or claim under this Supplemental Indenture.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Black Knight InfoServ, LLC, as Issuer

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

Black Knight Lending Solutions, Inc., as Co-Issuer

By:	/s/ Brent B. Bickett
Name: Brent B. Bickett
Title: President

U.S. Bank National Association, as Trustee

By:	/s/ Jack Ellerin
Name: Jack Ellerin
Title: Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]